Exhibit 99.1

XERIS BIOPHARMA REPORTS FIRST QUARTER FINANCIAL RESULTS AND UPCOMING EVENTS

Launched Recorlev® and Gvoke® Kit

Achieved Q1 net product revenue of $21.9M - a 33% increase from same period prior year on a pro forma basis

Ended Q1 with $132.1M in cash, cash equivalents and short-term investments

Affirming 2022 guidance for combined net product revenues of $105M - $120M, $50M in synergies, 2022 year-end cash balance of $90M-$110M, and cash flow breakeven by year-end 2023

Hosting conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; May 11, 2022 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a biopharmaceutical company developing and commercializing unique therapies for patient populations in endocrinology, neurology, and gastroenterology today announced financial results for the first quarter and recent highlights.

“We had another very good quarter in 1Q 2022 with continued increases in patients on Gvoke and Keveyis. In addition to this growth, we launched Recorlev and Gvoke Kit, and we added considerable cash to our balance sheet during the first three months of the year,” said Paul R. Edick, Chairman and CEO of Xeris Biopharma. “Our first quarter performance gives us confidence that we can achieve our 2022 revenue and year-end cash guidance and achieve cash flow breakeven by year-end 2023. We look forward to continuing our steady and strong execution across our commercial products and advancement of our development pipeline.”

First Quarter Highlights and Upcoming Events

•Gvoke®: First quarter 2022 prescriptions topped 30,000 for the first time, growing more than 88% compared to the same period in 2021. Gvoke’s market share of the retail TRx glucagon market grew to approximately 22% at the end of April. In March, Xeris launched Gvoke® Kit, the first ready-to-use liquid glucagon in a single dose vial and syringe kit for rescue.

•Keveyis®: The number of patients on Keveyis increased 12% from the same period in 2021.

•Recorlev®: In February 2022, Xeris launched Recorlev and is exclusively available through a specialty pharmacy. The Company has established Xeris CareConnection™, a comprehensive support program, which includes $0 co-pay for commercially insured patients, one-on-one support and education for patients, and reimbursement and access support.

•In January, Xeris entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd. for $30.0 million and the issuance of 10,238,908 shares of common stock and warrants to purchase 5,119,454 shares of common stock at an exercise price of $3.223 per share.

•In March, Xeris entered into a senior secured term loan agreement with Hayfin Capital Management LLP to provide the Company with $150.0 million. At closing, Xeris drew down $100.0 million to repay its existing debt facility of $43.5 million with Oxford Finance LLC and Silicon Valley Bank and provide additional working capital to fund the Company’s business plan. An additional $50.0 million will be available for the Company to draw until March 2023.

•Xeris will participate at the H. C. Wainwright Global Investment Conference, May 23-26, in Miami.

•Xeris will present data at the AACE Annual Meeting, May 12-14, in San Diego and at ISPOR 2022, May 15-18, in Washington DC.

First Quarter 2022 Financial Results

Net product revenue increased by $13.9 million or 172% for the three months ended March 31, 2022, compared to March 31, 2021. The increase was the result of higher sales of Gvoke and sales attributable to the products, Keveyis and Recorlev, that we acquired in Q4, 2021. On a pro forma basis, net product revenue increased 33% or $5.5 million for the three months ended March 31, 2022 compared to March 31, 2021. This increase was driven by higher sales of Gvoke, Keveyis and the launch of Recorlev..

Cost of goods sold increased by $4.4 million or 244% for the three months ended March 31, 2022 compared to March 31, 2021. An increase in sales and product mix comprised $3.1 million and $0.8 million of the change.

Research and development expenses increased by $2.2 million or 55% for the three months ended March 31, 2022 compared to March 31, 2021. Higher pharmaceutical process development and clinical service costs accounted for $2.0 million of the increase for the three months ending March 31, 2022.

Selling, general and administrative expenses increased by $16.8 million or 88% for the three months ending March 31, 2022 compared to March 31, 2021. We incurred $11.5 million of increased commercial-related costs, including an increase to our sales force and increased commercial support for Gvoke, Keveyis and the launch of Recorlev. In addition, $2.3 million of the increase related to the acquisition of Strongbridge, primarily restructuring and related employee costs. The remaining change was due to an increase in general expenses given the growth of the Company.

Net Loss for the first quarter ended March 31, 2022, was $33.7 million, or $0.25 per share, compared to a net loss of $18.4 million, or $0.30 per share, for the same period in 2021.

Cash, cash equivalents, and short-term investments at March 31, 2022 was $132.1 million compared to $102.4 million at December 31, 2021. Total shares outstanding at April 30, 2022 was 135,530,756.

Conference Call and Webcast Details

Xeris will host a conference call and webcast today, Wednesday, May 11, 2022, at 8:30 a.m. Eastern Time. To pre-register for the conference call please use this link: https://www.incommglobalevents.com/registration/q4inc/10525/xeris-biopharma-first-quarter-2022-financial-results-conference-call-and-webcast/. After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until

Wednesday, May 25, 2022, at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 723527. To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com.

About Xeris

Xeris (Nasdaq: XERS) is a biopharmaceutical company developing and commercializing unique therapies for patient populations in endocrinology, neurology, and gastroenterology. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, the first and only FDA-approved therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect™, supporting long-term product development and commercial success.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn, or Instagram.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for the full-year 2022, including projections regarding year-end 2022 cash estimates, the Company’s expectations regarding its cash flow breakeven projection, estimates and projections about the potential synergies in fiscal year 2022 resulting from the Strongbridge Biopharma acquisition, the availability of up to $50 million of additional funding under the Company's credit agreement with Hayfin, the market and therapeutic potential of its products and product candidates, expectations regarding clinical data or results from planned clinical trials, the timing of clinical trials, the timing or likelihood of regulatory approval and commercialization of its product candidates, the timing or likelihood of expansion into additional markets, the potential utility of its formulation platforms and other statements containing the words “will,” “would,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, reliance on third-party suppliers for Gvoke®, Ogluo®, Keveyis and Recorlev, the regulatory approval of its product candidates, its ability to market and sell its products, failure to realize the expected benefits of the acquisition of Strongbridge Biopharma, the impact of the ongoing COVID-19 pandemic on Xeris, including impact on access to health care provider facilities, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business acquisitions or disposals and competitive developments and the other risks described in our Annual Report on Form 10-K and other reports we file from time to time with the SEC. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. Additional information about economic, competitive, governmental, technological, and other factors that may affect Xeris is set forth in Item 1A, “Risk Factors,” in Xeris’ Annual Report on Form 10-K filed with the SEC, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Any forward-looking statements in this communication are based upon information available to Xeris, as of the date of this communication and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable law, Xeris does not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Xeris or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Product revenue, net	$21,910	$8,051
Royalty, contract and other revenue	163	144
Total revenue	22,073	8,195
Costs and expenses:
Cost of goods sold, excluding amortization of intangible assets	6,273	1,826
Research and development	6,250	4,032
Selling, general and administrative	35,913	19,077
Amortization of intangible assets	2,711	—
Total costs and expenses	51,147	24,935
Loss from operations	(29,074)	(16,740)
Other expense	(5,048)	(1,671)
Net loss before benefit from income taxes	(34,122)	(18,411)
Benefit from income taxes	408	—
Net loss	$(33,714)	$(18,411)

Net loss per common share - basic and diluted	$(0.25)	$(0.30)

Weighted average common shares outstanding - basic and diluted	135,032,782	61,245,220

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$103,771	$67,271
Short-term investments	28,377	35,162
Trade accounts receivable, net	23,383	17,456
Inventory	16,872	18,118
Prepaid expenses and other current assets	5,147	4,589
Total current assets	177,550	142,596
Property and equipment, net	6,291	6,627
Goodwill	22,859	22,859
Intangible assets, net	128,739	131,450
Other assets	2,184	829
Total assets	$337,623	$304,361
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,091	$8,924
Other accrued liabilities	34,358	49,088
Accrued trade discounts and rebates	14,993	15,041
Accrued returns reserve	5,431	4,000
Other current liabilities	619	1,987
Total current liabilities	66,492	79,040
Long-term debt, net of unamortized debt issuance costs	137,639	88,067
Contingent value rights	25,347	22,531
Supply agreement liability, less current portion	—	5,991
Deferred rent	6,942	6,883
Deferred tax liabilities	4,534	4,942
Other liabilities	214	1,676
Total liabilities	241,168	209,130
Total stockholders’ equity	96,455	95,231
Total liabilities and stockholders’ equity	$337,623	$304,361